Exhibit 4.1

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.   IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE IS SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, THE SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE PURCHASER, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL OFFICE.

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, DATED AS OF NOVEMBER 18, 2015, AMONG THE COMPANY, THE PURCHASER AND SILICON VALLEY BANK (AS AMENDED AND RESTATED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL OFFICE.  THE INTERCREDITOR AGREEMENT IS INCORPORATED HEREIN BY THIS REFERENCE

No. 1	Date of Issuance
$15,000,000	November 18, 2015

For value received, Netlist Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of SVIC No. 28 New Technology Business Investment L.L.P., a Korean limited liability partnership (the “Holder”), the principal sum of Fifteen Million Dollars ($15,000,000) (the “Principal Amount”).   This Senior Secured Convertible Promissory Note (the “Note”) is issued pursuant to the Senior Secured Promissory Note and Warrant Purchase Agreement, dated as of November 18, 2015, between the Company and the Holder (as amended from time to time, the “Purchase Agreement”) and is entitled to the benefits of and is subject to the terms contained in the Purchase Agreement, including, without limitation, the security interest granted in the Company’s assets pursuant to the Security Agreement (as defined in the Purchase Agreement) and the other Transaction Documents (as defined in the Purchase Agreement).   Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

1.                                      Interest.  The Principal Amount shall bear interest from the Closing Date at the rate of two percent (2.0%) per annum, based on a year consisting of 365 days, with interest computed daily based on the actual number of days elapsed.

2.                                        Principal and Interest Payment.  The Principal Amount and all accrued but unpaid interest hereunder shall be due and payable on December 31, 2021 (the “Maturity Date”).  The Company shall make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.

3.                                        Maximum Interest. Notwithstanding any provision in this Note or any other Transaction Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction finally determines that the Company has paid to the Holder an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations (as defined in the Purchase Agreement) had at all times borne interest at the Maximum Rate, then such excess interest paid by the Company shall be applied as follows: first, to the payment of the Principal Amount outstanding; second, to the payment of the Holder’s accrued interest and any Secured Obligations; and third, the excess (if any) shall be refunded to the Company.

4.                                      Optional Conversion.

(a)                                 The Holder may convert the Principal Amount and the accrued interest hereunder into shares of the Company’s Common Stock at the Conversion Price (as defined below) on the Maturity Date or during the continuance of an Event of Default.  To exercise such conversion right (the “Conversion Right”), the Holder shall give written notice of such exercise not less than ten (10) days prior to the Maturity Date or prior to the proposed date of conversion during the continuance of an Event of Default, as applicable (the Maturity Date or the proposed conversion date each the “Conversion Date”), and shall deliver the original of this Note to the Company on the Conversion Date.   On the Conversion Date, the Company shall issue a certificate for the shares of Common Stock acquired upon conversion of this Note, provided that the Company shall pay a cash adjustment for any fractional share, determined by multiplying such fractional share by the Conversion Price.  The foregoing notwithstanding, in no event shall any outstanding Principal Amount and the accrued interest hereunder be converted pursuant to exercise of the Conversion Right to the extent that Holder and its Affiliates would own, after such conversion, shares of Common Stock representing, in the aggregate, in excess of nineteen and nine tenths of one percent (19.9%) of the Common Stock Outstanding (as defined below).  The Company shall pay the Holder the amount equal to the Principal Amount and the accrued interest hereunder not converted as a result of such restriction, which payment shall be made on the Conversion Date.

(b)                                 The “Conversion Price” shall be One Dollar and Twenty-Five Cents ($1.25), as adjusted from time to time as follows:

(i)                                    Split, Subdivision or Combination of Shares.  If the Company splits, subdivides or combines the Common Stock, the Conversion Price shall be proportionately decreased in the case of a split or subdivision and proportionately increased in the case of a combination; and

(ii)                                Adjustments for Common Stock Dividends.  If the holders of Common Stock at the time after November 18, 2015, receive, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, any shares of Common Stock by way of dividend, then the Conversion Price shall be adjusted to the amount determined by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such dividend and the denominator of which is the sum of the number of shares of Common Stock outstanding immediately prior to such dividend and the number of shares of Common Stock issued as such dividend.

(c)                                  If the Company, by reclassification of securities or otherwise, changes the Common Stock into any other class or classes of securities, the Conversion Right shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock that were subject to the Conversion Right immediately prior to such reclassification or other change and the Conversion Price shall be appropriately adjusted.

5.                                        Redemption.  The Company may, on thirty (30) days advance written notice to the Holder, elect to redeem this Note for a redemption price equal to the sum of (i) the Principal Amount and (ii) the accrued interest as of the redemption date (the “Redemption Price”).  On the redemption date (the “Redemption Date”), the Company shall pay the Redemption Price in cash.  Except as provided in this section, the Company may not prepay any of the Principal Amount or the accrued interest hereunder.

6.                                        Repayment on Change of Control.  If a Change of Control occurs prior to the Maturity Date, the Company shall have the option to require the surviving entity to either (i) assume this Note, or (ii) redeem this Note in accordance with Section 5 upon the consummation of such Change of Control.   The Company shall give the Holder written notice of the option it has selected not less than three (3) Business Days prior to the consummation of such Change of Control.

7.                                        Payments.  All payments shall be made in lawful money of the United States of America at the Holder’s principal office, or at such other place as the Holder may from time to time designate in writing to the Company.  Payments shall be credited first to costs of collection if any, second to accrued interest due and payable and any remainder applied to the Principal Amount.

8.                                      Remedies. The acceleration of the obligations under this Note and the exercise of remedies under this Note shall be governed by the provisions of Article 8 of the Purchase Agreement.  The Company waives presentment, demand, protest or (except as expressly provided in the Purchase Agreement or the other Transaction Documents) notice of any kind, all of which are hereby expressly waived.   The Company will give prompt written notice to the Holder of the occurrence of any Event of Default.

9.                                      Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.                               WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

11.                               Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

12.                               Amendments and Waivers. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

13.                               Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

This Note is executed and delivered as of the date first written above.

NETLIST INC.

/s/ Gail Sasaki
By: Gail Sasaki
Its: CFO, VP, Secretary

SIGNATURE PAGE TO THE SENIOR SECURED CONVERTIBLE PROMISSORY NOTE